13 OCT 11 PM 4:43

ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the **surviving** corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
NYBD Merger Sub, Inc.	Florida	P13000079490

Second: The name and jurisdiction of each **merging** corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
Pleasant Kids, Inc.	Florida	P13000060210
NYBD Merger Sub, Inc.	Florida	

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR ____/____/____ (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by **surviving** corporation - (COMPLETE ONLY ONE STATEMENT)
The Plan of Merger was adopted by the shareholders of the surviving corporation on 9/16/2013

The Plan of Merger was adopted by the board of directors of the surviving corporation on ______________ and shareholder approval was not required.

Sixth: Adoption of Merger by **merging** corporation(s) (COMPLETE ONLY ONE STATEMENT)
The Plan of Merger was adopted by the shareholders of the merging corporation(s) on 9/16/2013

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on ______________ and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title
Pleasant Kids, Inc.		Robert Rico, President
NYBD Merger Sub, Inc.		Haim Yaffet

PLAN OF MERGER

(Non Subsidiaries)

The following plan of merger is submitted in compliance with section 607.1101, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

First: The name and jurisdiction of the **surviving** corporation:

Name	Jurisdiction
NYBD Merger Sub, Inc.	Florida

Second: The name and jurisdiction of each **merging** corporation:

Name	Jurisdiction
Pleasant Kids, Inc.	Florida

Third: The terms and conditions of the merger are as follows:

NYBD Holdings, Inc., the parent of NYBD Merger Sub, will exchange 10,000,000 shares of NYBD Holdings, Series A Preferred Stock and 1,000 shares of the Corporation's Common Stock for 100% of the capital stock of Pleasant Kids, Inc.

Fourth: The manner and basis of converting the shares of each corporation into shares, obligations, or other securities of the surviving corporation or any other corporation or, in whole or in part, into cash or other property and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, or other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

Each share of Pleasant Kids Class A Preferred shall be exchanged for 1 share of NYBD Holdings, Inc. Series A Preferred Stock. Each share of Pleasant Kids Common Shares shall be exchanged for 1 share of NYBD Holdings, Inc. Common Stock.

(Attach additional sheets if necessary)

THE FOLLOWING MAY BE SET FORTH IF APPLICABLE:

Amendments to the articles of incorporation of the surviving corporation are indicated below or attached:
The name of NYBD Merger Sub shall be changed to "Pleasant Kids Bottling Corp."

OR

Restated articles are attached:

Other provisions relating to the merger are as follows: